2007 08 T 0068

IN THE SUPREME COURT OF NEWFOUNDLAND AND LABRADOR
TRIAL DIVISION

BETWEEN:

CARTWRIGHT DRILLING INC. **PLAINTIFF/DEFENDANT BY COUNTERCLAIM**

AND:

CROSSHAIR EXPLORATION & MINING CORP. **DEFENDANT/PLAINTIFF BY COUNTERCLAIM**

SETTLEMENT AGREEMENT

The Plaintiff/Defendant by Counterclaim and the Defendant/Plaintiff by Counterclaim hereby agree to settle matter 2007 08 T 0068 as follows:

1. The Defendant/Plaintiff by Counterclaim agrees to issue a total amount of three hundred and fifty thousand (350,000) shares of Crosshair Exploration & Mining Corp. (the "**Shares**"), trading as CXX on the Toronto Stock Exchange. The Shares are subject to the following conditions which are hereby accepted by the Plaintiff/Defendant by Counterclaim:
    - The issuance of the Shares is subject to approval by the Toronto Stock Exchange;
    - The Shares are subject to a statutory hold for a period of four (4) months and one day commencing on the date the Shares are issued wherein the Plaintiff/Defendant by Counterclaim will be unable to sell or transfer the Shares;

2. The Plaintiff/Defendant by Counterclaim agrees to discontinue the within action with no claim as to costs;

3. The Defendant/Plaintiff by Counterclaim agrees to discontinue the counterclaim of the within action with no claim as to costs;

4. The Plaintiff/Defendant by Counterclaim and the Defendant/Plaintiff by Counterclaim agree to file a Notice of Discontinuance with the Supreme Court of Newfoundland and Labrador to give effect to this Settlement Agreement.

DATED at the Town of Happy Valley-Goose Bay, in the Province of Newfoundland and Labrador, this 4 day of November, 2009

FURLOTTE LAW OFFICE
Sterling A. Furlotte
Solicitors for the Plaintiff/Defendant by Counterclaim
49A Grenfell St.
P.O. Box 736, Stn. B
Happy Valley-Goose Bay, N.L.
A0P 1E0

DATED at St. John's, in the Province of Newfoundland and Labrador, this 6 day of November, 2009

OTTENHEIMER BAKER
Kerry R. Hatfield
Solicitors for the Defendant/Plaintiff by Counterclaim
6th floor, Baine Johnston Centre
10 Fort William Place
P. O. Box 5457, St. John's, NF
A1C 5W4